Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Nicolet Bankshares, Inc. of our report dated March 9, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Nicolet Bankshares, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

November 24, 2015